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                                                                    EXHIBIT 5.2

                                                              February 19, 2004

Ladies and Gentlemen:

         I serve as counsel to ENERSIS S.A., a Chilean corporation (the "COMPANY"), and hereby render this opinion in connection with the Company's offer (the "EXCHANGE OFFER") to exchange its 7.375% notes due 2014 (the "NEW NOTES") for any and all of its outstanding 7.375% notes due 2014 (the "OLD NOTES").

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, I am of the opinion that the New Notes have been duly authorized and, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

         I am qualified to practice law in Chile and the foregoing opinion is limited to the laws of Chile.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. I also consent to the reference to me under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

         This opinion is rendered solely in connection with the above matter and may not be relied upon for any other purpose, except that Deutsche Bank, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                                     Very truly yours,

                                                     /s/ Nicolas Cubillos
                                                     Nicolas Cubillos
                                                     Legal Counsel